UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
March 2, 2007

WHERIFY WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24001	76-0552098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

63 Bovet Road #521, San Mateo, California 94402-3104	94065
(Mailing Address of Principal Executive Offices)	(Zip Code)
Registrant's Telephone Number, Including Area Code
(650) 551-5200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On March 16, 2007, Wherify Wireless, Inc. (“Wherify”) borrowed $35,000 from W. Douglas Hajjar, a Director of Wherify, and $10,000 from each of Wade Fenn, Dr. Neil Morris, and Daniel McKelvey, each Directors of Wherify, and issued to Messrs. Hajjar, Fenn, Morris, and McKelvey promissory notes pursuant to which Wherify agreed to pay their principal plus any lending costs incurred in connection with making such loans to Wherify, and, if not repaid within 20 days, to pay interest on the outstanding amount at a rate of 7.5% per annum, and to repay the outstanding amount and any accrued and unpaid interest on demand.

Item 2.03. Creation of a Direct Financial Obligation or an obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 16, 2007, Wherify borrowed $35,000 from W. Douglas Hajjar, a Director of Wherify, and $10,000 from each of Wade Fenn, Dr. Neil Morris, and Daniel McKelvey, each Directors of Wherify, and issued to Messrs. Hajjar, Fenn, Morris, and McKelvey promissory notes pursuant to which Wherify agreed to pay their principal plus any lending costs incurred in connection with making such loans to Wherify, and, if not repaid within 20 days, to pay interest on the outstanding amount at a rate of 7.5% per annum, and to repay the outstanding amount and any accrued and unpaid interest on demand.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On March 2, 2007, the Board of Directors of Wherify passed a resolution to grant 450,000 shares of common stock to Doug Hajjar in lieu of cash payment of $90,000.00 for his assistance to Wherify as financial advisor and services as Director and Co-Chairman of the Board of Directors for the period of October 2006 to March 2007.

On March 2, 2007, the Board of Directors of Wherify passed a resolution to grant 110,000 shares of common stock to Wade Fenn, 30,000 shares of common stock to Daniel McKelvey, and 22,500 shares of common stock to Neil Morris in lieu of cash payments of $22,000.00, $6,000.00 and $4,500.00, respectively, for services as Directors of Wherify for the period of January 2006 to December 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHERIFY WIRELESS, INC.

Date: March 22, 2007	By:	/s/ Edna Carter
	Name:	Edna Carter
	Title:	Chief Accounting Officer, Controller